Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Pricing of Common Stock Offering

Cambridge, MA, June 7, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced the pricing of its public offering of 11,750,000 shares of its common stock at a price of $13.00 per share.  The gross proceeds, before commissions and expenses, of the public offering will be approximately $152.8 million.  All of the shares are being offered by Vertex.  The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,762,500 shares to cover over-allotments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole book-running manager in this offering.  J.P. Morgan Securities Inc. and UBS Securities LLC acted as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the shares of common stock that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission.  Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  A copy of the final prospectus can be obtained from Merrill Lynch’s prospectus department, at 4 World Financial Center, New York, NY 10080, 212-449-1000.

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About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva®, with GlaxoSmithKline.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755